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                      [BEDERSON & COMPANY LLP LETTERHEAD]



                         CONSENT OF INDEPENDENT AUDITORS



We consent to the inclusion of both our reports (1) dated September 16, 1997, except for notes 1, 17,20,22, 23, 25, 27, 29, 30 and 31, as to which date is March 6, 1998 on our audits of the financial statement of Swissray International, Inc. for the years ended June 30, 1997 and 1996 (2) dated September 8, 1995, except for note 24, as to which the date is September 20, 1995 on our audits of the financial statement of Swissray International, Inc. for the six months ended June 30, 1995 and the years ended December 31, 1994 and 1993 in Swissray International, Inc.'s Form S-1 filed March 10, 1998.



                                                  /s/ Bederson & Company LLP
                                                  --------------------------
                                                  BEDERSON & COMPANY LLP




West Orange, New Jersey
March 10, 1998